Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers and geologists, we hereby consent to the incorporation by reference in this registration statement on Form S-8 of Noble Energy, Inc. (the “Company”) of the reference to Netherland, Sewell & Associates, Inc. and the inclusion of our report dated January 16, 2017, in the Annual Report on Form 10-K for the year ended December 31, 2016, of the Company and its subsidiaries, filed with the Securities and Exchange Commission.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ Danny D. Simmons
Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas

May 2, 2017

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